Exhibit 10.5

GUARANTEE AGREEMENT

THIS GUARANTEE AGREEMENT is made and entered into as of the 14th day of March, 2013, by COMPUTER VISION SYSTEMS LABORATORIES, CORP., whose business address is 2400 North Dallas Parkway, Suite 230, Plano, Texas 75093-4371 (“Guarantor”), for the benefit of RACHEL LONGABERGER STUKEY (“Seller”).

WHEREAS, pursuant to an Stock Redemption Agreement dated concurrently herewith (the “Redemption Agreement”), Seller agreed to sell to The Longaberger Company, an Ohio corporation (the “Company”), all of the Company stock owned by Seller; and

WHEREAS, in payment of the purchase price payable pursuant to the Redemption Agreement, the Company is delivering to Seller a Promissory Note (the “Note”) in the original principal sum of Four Million Dollars ($4,000,000.00); and

WHEREAS, concurrently with the purchase of Seller’s stock by the Company, the Company sold such stock to the Guarantor in exchange for a promissory note; and

WHEREAS, Seller is unwilling to accept the Note unless Guarantor shall execute and deliver this Guarantee.

NOW, THEREFORE, in order to induce Seller to accept the Note, Guarantor hereby covenants, guarantees and agrees as follows:

1.                                      Guarantor guarantees to Seller punctual payment of the full amount when due of all indebtedness evidenced by the Note after event of default under the Note, passage of cure periods and failure to cure.  This is a guarantee of payment and not of collection and is the primary obligation of Guarantor; and Seller may enforce this Guarantee against Guarantor prior to any enforcement of the Note or Agreement against the Company.

2.                                      No modification of the Note, or waiver of the performance of the provisions thereof, or giving by Seller of any extension of time for the performance of any of the obligations of the Company under the Note, or forbearance on the part of Seller, or failure by Seller to enforce any of her rights under the Note, shall in any way release Guarantor from liability hereunder, or terminate, affect or diminish the validity of this Guarantee.  Notice to Guarantor of any such modification, waiver, extension, forbearance or failure or of any default by the Company under the terms of the Note is hereby waived by Guarantor.

3.                                      Guarantor hereby waives notice of acceptance of this Guarantee and notice of diligence, protest, notice of protest, presentment, demand for payment, notice of dishonor or nonpayment of any of the obligations being guaranteed hereunder, notice of suit or of taking any other action or making any demand against, or any other notice to Guarantor or the Company.

4.                                      This Guarantee has been executed and delivered by Guarantor in Plano, Texas, and the respective rights and obligations of Seller and Guarantor hereunder shall be construed and enforced in accordance with the laws of the State of Ohio.

5.                                      This Guarantee shall be binding upon Guarantor and its permitted successors and assigns, and shall inure to the benefit of Seller and her successors and assigns.

6.                                      If any clause or provision of this Guarantee is held or determined to be void, invalid or unenforceable, in whole or in part, such holding or determination shall not impair or affect the validity and enforceability of any clause or provision not so held to be void, invalid or unenforceable.

GUARANTOR:

COMPUTER VISION SYSTEMS LABORATORIES, CORP.

By:	/s/ Kelly L. Kittrell
Printed Name:	Kelly L. Kittrell
Title:	Chief Financial Officer